Exhibit 99.1

Leading UK Timber Processor and Packaging Manufacturer, James Jones & Sons Ltd., Adopts Intelligent Bio Solutions’ Fingerprint Drug Screening System Across its 25 Sites and 1,300 Employees

Intelligent Fingerprinting to be used for in-house drug testing, enabling full testing control to support new James Jones drug and alcohol testing policy

Portable Intelligent Fingerprinting system easily covers testing needs across all remote locations and allows in-house ownership

NEW YORK, January 29, 2024 — Intelligent Bio Solutions Inc. (Nasdaq: INBS) (“INBS” or the “Company”), a medical technology company delivering intelligent, rapid, non-invasive testing solutions, today announced that leading UK timber processor and packaging manufacturer, James Jones & Sons Ltd is now using its revolutionary portable Intelligent Fingerprinting Drug Screening System that works by analyzing fingerprint sweat.

James Jones & Sons Ltd will use 11 readers deployed across the company’s 25 UK locations. The company will implement a random testing program for its 1,300 employees to proactively support its new substance misuse policy launched in November 2023.

Rosetta Forbes, Group Head of HR for James Jones & Sons Ltd, said, “James Jones has some 1,300 employees, many of whom operate high-risk machinery such as sawmill cutting equipment, pallet & packaging manufacturing units, and wood harvesting machinery. As an innovative company, we want to push our safety record forward, and Intelligent Fingerprinting will be central to our new substance misuse policy.”

“We are rolling out the Intelligent Fingerprinting Drug Screening System to provide in-house testing that will be available across all our sites, including our remote/rural operations, as required,” added Rosetta Forbes. “The system is a great match for our needs. It is easy for our HR and Health and Safety colleagues who are not medically trained to use. The system is non-invasive, fast, and cost-effective across our urban as well as remote locations, with easy sample collection that takes only seconds. On-site results for multiple drug groups in just ten minutes makes Intelligent Fingerprinting a very efficient and innovative solution for James Jones & Sons Ltd to adopt.”

James Jones & Sons Ltd’s in-house HR team will work collaboratively with their Health and Safety colleagues, as well as some local managers, who are all trained to use the sweat-based drug screening system to manage testing as required. The company has carefully planned the roll-out, incorporating a company-wide amnesty period that welcomes employees to approach the company for wellbeing support before the new policy came into force in December.

Harry Simeonidis, President and Chief Executive Officer of Intelligent Bio Solutions Inc., said, “For workplace testing, the Intelligent Fingerprinting Drug Screening System offers companies full control and the ability to drug test quickly, conveniently, and whenever needed. This enables organizations such as James Jones & Sons Ltd to be proactively responsible for the health and safety of its employees and customers while protecting its business reputation.”

James Jones has purchased 11 Intelligent Fingerprinting Drug Screening Systems consisting of portable DSR-Plus readers and single-use chain of custody sample collection cartridges. These will be located at the company’s testing hubs that will geographically cover their 25 locations across the UK. The company’s Australian operations are also watching the deployment with a view to potentially expand the use of the system to that region.

An introductory video demonstrating fingerprint-based drug testing in action is available here.

About Intelligent Bio Solutions Inc.

Intelligent Bio Solutions Inc. (NASDAQ: INBS) is a medical technology company delivering innovative, rapid, non-invasive testing solutions. The Company believes that its Intelligent Fingerprinting Drug Screening System will revolutionize portable testing through fingerprint sweat analysis, which has the potential for broader applications in additional fields. Designed as a hygienic and cost-effective system, the test screens for recent use of drugs commonly found in the workplace, including opiates, cocaine, methamphetamine, and cannabis. With sample collection in seconds and results in under ten minutes, this technology would be a valuable tool for employers in safety-critical industries. Additionally, the Company’s biosensor platform has the potential to test for up to 130 indications, ranging from glucose to immunological conditions and communicable diseases. The Company’s current customer segments include construction, manufacturing and engineering, transport and logistics firms, drug treatment organizations, and coroners.

For more information, visit: http://www.ibs.inc/

About James Jones

James Jones & Sons Ltd is a 5th generation family business and one of the UK’s largest and most progressive timber processing companies with core activities in timber harvesting, sawmilling, pallets & packaging, and distribution. We operate from 25 sites across the UK, 11 Australian and 2 New Zealand sites, and employ over 2,100 people. In the UK, we operate seven sawmills throughout Scotland and the northeast of England: an engineered wood manufacturing plant in the north of Scotland and pallet and packaging operations at 14 sites across the UK. We produce high quality, British grown timber for the UK construction, landscaping, and agricultural sectors; market-leading JJI-Joists for the housebuilding and construction markets and pallets and packaging for blue chip domestic and exporting businesses. For further information on James Jones & Sons Ltd, visit: https://www.jamesjones.co.uk

Forward-Looking Statements:

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, Intelligent Bio Solutions Inc.’s ability to develop and commercialize its diagnostic tests, realize commercial benefit from its partnerships and collaborations, and secure regulatory approvals, among others. Although Intelligent Bio Solutions Inc. believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Intelligent Bio Solutions Inc. has attempted to identify forward-looking statements by terminology, including “believes,” “estimates,” “anticipates,” “expects,” “plans,” “projects,” “intends,” “potential,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, included in Intelligent Bio Solutions’ public filings filed with the Securities and Exchange Commission. Any forward-looking statements contained in this release speak only as of its date. Intelligent Bio Solutions undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Company Contact:

Intelligent Bio Solutions Inc.

info@ibs.inc

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Media Contact:

Cheryl Billson

Comma Communications

cheryl.billson@commacomms.com

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